Sub-Item 77O
Rule 10f-3 Transaction

DREYFUS PREMIER FIXED INCOME FUNDS-
-DREYFUS PREMIER CORE BOND FUND



On February 5, 2008, Dreyfus Premier Core Bond Fund (the "Fund"), a series of Dreyfus Premier Fixed Income Funds (the "Trust") purchased $56,775 of a corporate bond issued by Lehman Bros Hldg 7.95 perpetual preferred, Cusip# 52520W317 at a purchase price of $25.00 per unit. The Bonds were purchased from an underwriting syndicate of which the Bank of New York/Capital Markets Inc. ("BNY Capital Markets"), an affiliate of the Fund, was a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

Lehman Brothers & Co.
Citibank
Bank of America
Merrill Lynch & Co.
Morgan Stanley
UBS Investment Bank
Wachovia Securities
RBC Capital Markets
SunTrust Robinson Humphrey
Wells Fargo Securities
Bank of New York Mellon

Accompanying this statement are materials presented to the Board of Trustees of the Trust, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Trust's Board meeting held on May 6, 2008.